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Corrected Pricing Supplement Dated August 20, 1998              Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and         Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)                and 333-38003-01

                                   PP&L Capital Funding, Inc.
                             Medium-Term Notes, Series A - Fixed Rate
                                 Unconditionally Guaranteed as to
                                  Payment of Principal, Premium,
                                     if any, and Interest by
                                      PP&L Resources, Inc.
                                     CUSIP No. (69349PAD1)

Principal Amount:  $25,000,000.00               Interest Rate:  6.20%

Agent(s)' Discount or Commission:  $87,500.00 	 Stated Maturity Date:
                                                August 31, 2001

Net Proceeds to Issuer:  $24,890,250.00         Original Issue Date:
                                                August 25, 1998


Interest Payment Dates:  February 15 and August 15

First Interest Payment Date:   February 15, 1999

Redemption:

_X_  The Notes may not be redeemed to the Stated Maturity Date.
___  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Percentage Reduction:       % until Redemption
     Percentage is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Date(s):
     Repayment Price:        %

Form:  _X_  Book-Entry  ___  Certified

Agent: ___  Merrill Lynch & Co.
       ___  First Chicago Capital Markets, Inc.
       ___  Goldman, Sachs & Co.
       ___  Morgan Stanley Dean Witter
       _X_  First Union Capital Markets      $25,000,000.00

Agent acting in the capacity as indicated below:

   _X_  Agent      ___  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_ The Notes are being offered at a fixed initial public offering price of 99.911% of principal amount.

Other Provisions: